EXHIBIT 23.2

Simon & Edward, LLP Certified Public Accountants & Consultants A PCAOB Registered CPA Firm	17700 Castleton Street, Suite 200 City of Industry, CA 91748, U.S.A Tel: +1 (626) 854-6500 Fax: +1 (626) 854-6505 http://www.2mycpa.com

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Xodtec LED, Inc. on Form S-8, of our report dated July 15, 2010 for the years ended February 28, 2010 and February 28, 2009, appearing in the annual report Form 10-K filed on July 19, 2010, pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended, of Xodtec LED, Inc.

/s/ Simon & Edward, LLP
____________________

Simon & Edward, LLP

August 23, 2010